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                                                                                                   Exhibit 11.0

                                        PULASKI BANCORP, INC. AND SUBSIDIARY
                               STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                         Six Months Ended       Three Months Ended
                                                                           June 30, 2001          June 30, 2001
                                                                           -------------          -------------

Net income (loss)                                                           $   180,261            $  (127,708)

Weighted average shares outstanding - basic and diluted                       1,904,831              1,906,386

Basic and diluted earnings (loss) per share                                 $      0.09            $     (0.07)








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